UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 1, 2017

H/CELL ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-212315	47-4823945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

97 River Road, Flemington, NJ 08822

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (908) 837-9097

Copy of correspondence to:

James M. Turner, Esq.

Marc J. Ross, Esq.

Sichenzia Ross Ference Kesner LLP

61 Broadway

New York, New York 10006

Tel: (212) 930-9700 Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignations of James Strizki and Rezaul Karim

Effective April 1, 2017, Rezaul Karim and James Strizki resigned as member of the board of directors (the “Board”) of H/Cell Energy Corporation (the “Company”. Mr. Karim has agreed to stay on as a consultant to the Company for a period of one year. Mr. Strizki remains the Company’s Executive Vice President of Technical Services. In submitting their resignations, Messrs. Karim and Strizki did not express any disagreement with the Company on any matter relating to the registrant’s operations, policies or practices.

Appointments of Charles Benton and Michael Doyle

Effective April 3, 2017, to fill the vacancies created by the resignations of Messrs. Karim and Strizki, the Company appointed Charles Benton and Michael Doyle as members of the Board until the next annual election of directors and until each of their successors is duly elected and shall qualify.

Mr. Benton (66) served, between February 2008 and June 2014, as the Director of Distribution Services – Supply Chain for Ascena Retail Group, Inc., a leading national specialty retailer of women’s apparel operating more than 1,800 retail stores throughout the United States. Prior to that, from March 2006 to January 2008, he served as Director of Finance – Supply Chain for Charming Shoppes Inc., and from May 1999 to February 2006, as Manager of Finance – Supply Chain for Charming Shoppes. Previously, Mr. Benton spent approximately 20 years for Consolidated Rail Corporation. Mr. Benton is currently the Chairman of the board of directors of WPCS International Incorporated, a NASDAQ listed company, having served as Chairman since October 2016 and a board member since July 2012. He holds a B.S. degree in accounting from St. Joseph’s University in Philadelphia, Pennsylvania.

Mr. Doyle (62) is the Founder and President of Broader Vision LLC, his personal consulting firm. Mr. Doyle has served as a key executive for Comcast Corporation from November 1983 until his retirement in 2009. He was most recently president of Comcast’s Eastern Division, the largest division of Comcast Cable group from November 1983 until his retirement in January 2009. Mr. Doyle previously served as a member of the board of directors of RCH Cable, WPCS International Incorporated and non-profit Mommy’s Light Lives on Fund. Mr. Doyle received a B.A. from Drew University.

There are no understandings or arrangements between either of Messrs. Benton or Doyle and any other person pursuant to which Messrs. Benton or Doyle were selected as directors. Neither Messrs. Benton nor Doyle has any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer. Messrs. Benton and Doyle do not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Board has determined that Messrs. Benton and Doyle both qualify as an independent director under the rules of The NASDAQ Stock Market.

In connection with the appointment of Messrs. Benton and Doyle, the Company granted each of them options to purchase 50,000 shares of the Company’s common stock under the H/Cell Energy Corporation 2016 Incentive Stock Option Plan. The options have a term of five years, and an exercise price of $2.00 per share, with 50% of the options vesting on April 3, 2018 and the remaining 50% vesting on April 3, 2019. The Company also entered into standard indemnification agreements with Messrs. Benton and Doyle, the form of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2010.

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Item 8.01 Other Events.

On April 5, 2017, the Company issued a press release relating to the appointments of Messrs. Benton and Doyle to the Board, as discussed in Item 5.02 above. A copy of the press release that discusses this matter is filed as Exhibit 99.01 to, and incorporated by reference in, this report.

The information contained in Item 8.01 of this Current Report on Form 8-K, including Exhibit 99.01, is furnished pursuant to, and shall not be deemed to be “filed” for the purposes of, Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information contained in Item 8.01 of this Current Report shall not be incorporated by reference into any registration statement or any other document filed pursuant to the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

17.01	Resignation Letter of Rezaul Karim as Director of the Company.

17.02	Resignation Letter of James Strikzi as Director of the Company.

99.01	Press Release, dated April 5, 2017, issued by H/Cell Energy Corporation*

* Furnished herewith.

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SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

H/CELL ENERGY CORPORATION

Date: April 5, 2017	By:	/s/ ANDREW HIDALGO
Andrew Hidalgo
Chief Executive Officer

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